Exhibit 5.1

October 17, 2023

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, OR 97006

Ladies and Gentlemen:

We have acted as securities counsel for WiSA Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-274331) (the “Registration Statement”) originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 5, 2023 and amended on the date hereof, relating to the proposed public offering of: 87,000 units (the “Units”), consisting of (i) 87,000 shares (the “Shares”) of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Convertible Preferred Stock”), (ii) 174,000 Series B Convertible Preferred Stock purchase warrants (the “Warrants”), exercisable from time to time for 174,000 shares of Series B Convertible Preferred Stock (the “Warrant Shares”), and (iii) up to 62,937,063 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of the Shares and Warrant Shares (the “Conversion Shares”). The Company is also registering under the Registration Statement up to an additional 94,911 shares of Series B Convertible Preferred Stock (“PIK Dividend Shares”) that are issuable as paid in-kind dividends (“PIK dividends”) and the 22,886,666 shares of Common Stock issuable upon conversion of the PIK Dividend Shares (the “PIK Conversion Shares”). The Warrants are being issued pursuant to the terms of that certain warrant agency agreement (the “Warrant Agency Agreement”) to be entered into by and among the Company and VStock Transfer LLC (the “Warrant Agent”), the form of which Warrant Agency Agreement has been filed as Exhibit 10.74 to the Registration Statement.

The Units, Shares, Warrants, Warrant Shares, PIK Dividend Shares and PIK Conversion Shares are collectively referred to herein as the “Securities”. The Securities will be sold pursuant to a Securities Purchase Agreement (the “Agreement”) between the Company and certain accredited investors or qualified institutional buyers identified on the signature pages thereto (collectively, the “Investors”) or may be purchased directly from the Company pursuant to the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As counsel to the Company in connection with the proposed potential issuance and sale of the Securities, we have examined: (i) the Company’s certificate of incorporation and bylaws, both as currently in effect; (ii) certain resolutions of the Board of Directors relating to the sale of the Securities (the “Resolutions”); (iii) the form of Agreement; (iv) the Registration Statement; (v) the form of Warrant, (vi) the form of placement agency agreement by and between the Company and Maxim Group LLC (the “Placement Agency Agreement”), (vii) the form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”), (viii) the Warrant Agency Agreement and (viii) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and each of the Investors of the Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Agreement and/or in the manner described in the Registration Statement, and (iv) receipt by the Company of the consideration for the Securities specified in the Resolutions:

(a) the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement and/or in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable;

(b) The Units and Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and/or in the manner described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(c) The Warrant Shares will be duly authorized and, when issued and paid for in accordance with the provisions of the Warrants and the Warrant Agency Agreement, as applicable, will be validly issued, fully paid and nonassessable.

(d) The Conversion Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement and/or in the manner described in the Registration Statement and the Certificate of Designation, and assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the Series B Convertible Preferred Stock is converted, will be validly issued, fully paid and non-assessable.

(e) The PIK Dividend Shares will be duly authorized for issuance and, when issued and delivered in accordance with the terms of the Agreement and the Certificate of Designation, if, as and when lawfully declared as dividends by the Board of Directors of the Company validly issued, fully paid and non-assessable.

(f) The PIK Conversion Shares will be duly authorized for issuance and, when issued and delivered in accordance with the terms of the Agreement and the Certificate of Designation, and assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the Series B Convertible Preferred Stock is converted, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP